UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-82073
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-84489
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-36762
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-131911
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-138000
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-162569
Post-Effective Amendment No. 2 to Form S-8
Registration Statement No. 333-181427
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-190223
Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-219993

VOXX INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-1964841 (IRS Employer Identification No.)
2351 J Lawson Blvd., Orlando, Florida (Address of principal executive offices)	32824 (Zip Code)

Audiovox Corporation 1994 Stock Option Plan; Audiovox Corporation 1994 Restricted Stock Plan; Audiovox Corporation 1997 Stock Option Plan; and, Audiovox 1997 Restricted Stock Plan
Audiovox Corporation Consultant Warrant Agreement
Audiovox Corporation 1999 Stock Compensation Plan and Employee Stock Purchase Plan
Consultant Warrant Agreement
Audiovox Corporation 2006 Stock Compensation Plan
Consultant Warrant Agreement
Consultant Warrant Agreement
Consultant Warrant Agreement
Consultant Warrant Agreement
(Full Title of the Plans)

LARRY N. STOPOL, ESQ.
LEVY, STOPOL & CAMELO, LLP
1425 RXR Plaza
Uniondale, New York 11556-1425

(Name and address of agent for service)

(516) 802-7007
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐                              Accelerated filer  ☒                Non-accelerated filer   ☐ (Do not check if smaller reporting company)        Smaller reporting company   ☐
Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Voxx International Corporation, a Delaware corporation (the “Company”), is filing with the United States Securities and Exchange Commission (the “SEC”) these Post-Effective Amendments (the “Post-Effective Amendments”) to deregister all shares of the Company’s Class A common stock par value $.01 per share (the “Shares”) originally registered by the Company pursuant to the Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”) listed below, which have not been sold or otherwise issued as of the date of filing of these Post-Effective Amendments:

•
Registration Statement on Form S-8 (No. 333-82073 filed with the SEC on July 1, 1999, pertaining to the registration shares of Common Stock issuable pursuant to the Audiovox Corporation 1994 Stock Option Plan; Audiovox Corporation Restricted Stock Plan; Audiovox Corporation 1997 Stock Option Plan; and Audiovox Corporation Restricted Stock Plan.

•
Registration Statement on Form S-8 (No. 333-84489 filed with the SEC on August 4, 1999, pertaining to the registration shares of Common Stock issuable pursuant to the Audiovox Corporation Consultant Warrant Agreement.

•
Registration Statement on Form S-8 (No. 333-36762 filed with the SEC on May 11, 2000, pertaining to the registration shares of Common Stock issuable pursuant to the Audiovox Corporation 1999 Stock Compensation Plan and Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (No. 333-131911 filed with the SEC on February 17, 2006, pertaining to the registration shares of Common Stock issuable pursuant to the Consultant Warrant Agreement.

•
Registration Statement on Form S-8 (No. 333-138000 filed with the SEC on October 13, 2006, pertaining to the registration shares of Common Stock issuable pursuant to the Audiovox Corporation 2006 Stock Compensation Plan.

•	Registration Statement on Form S-8 (No. 333-162569 filed with the SEC on October 19, 2009, pertaining to the registration shares of Common Stock issuable pursuant to the Consultant Warrant Agreement.

•	Registration Statement on Form S-8 (No. 333-181427 filed with the SEC on May 15, 2012, pertaining to the registration shares of Common Stock issuable pursuant to the Consultant Warrant Agreement.

•	Registration Statement on Form S-8 (No. 333-190223 filed with the SEC on July 29, 2013, pertaining to the registration of shares of Common Stock issuable pursuant to the Consultant Warrant Agreement.

•
Registration Statement on Form S-8 (No. 333-219993) filed with the SEC on August 16, 2017, pertaining to the registration of shares of Common Stock issuable pursuant to the Consultant Warrant Agreement.

•	Collectively hereinafter referred to as the “Plans.”

The Company is no longer issuing securities under the Registration Statements for the Plans. This Post-Effective Amendment to the Registration Statements on Form S-8 is being filed in order to deregister all shares that were registered under the Forms S-8 and remain unissued under the Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hauppauge, State of New York, on this 2nd day of March, 2018.

VOXX INTERNATIONAL CORPORATION

March 2, 2018

By: /s/ Charles M. Stoehr
Charles M. Stoehr,
Senior Vice President, Chief Financial Officer and Director